Exhibit 99.2

news release [Fannie Mae Logo]

Media Hotline: 1-888-326-6694
Consumer Resource Center: 1-800-732-6643

Contact: Chuck Greener

(202) 752-2616

Janis Smith

(202) 752-6673

Number: 3702

Date: March 13, 2006

Statement by Daniel H. Mudd,
President and Chief Executive Officer, Fannie Mae

Today, Fannie Mae filed a Form 12b-25 with the U.S. Securities and Exchange Commission (SEC) that provides an update on our progress in completing our accounting review as we continue our financial restatement, as well as a report on our business.

In our filing, we are reporting that we have made substantial progress in completing our accounting review. In particular, we have completed the process of identifying accounting issues for review. Although our review of accounting policies and practices is not complete, we have made significant progress in completing our analysis and determination with respect to the accounting issues we have identified.

As I noted on February 23rd upon release of the Paul, Weiss investigation report, we expect in our continuing restatement effort that we could identify additional accounting matters and, as we resolve them, we will disclose them. In today’s filing, we detail several errors we identified in the course of our accounting review that were not previously disclosed in our SEC filings or described in the Paul, Weiss report. These issues include accounting for certain investment securities at the incorrect cost basis; accounting for certain guaranty fees and obligations in connection with a small portion of Fannie Mae mortgage backed securities trusts; and certain loan-related accounting matters, such as accounting for real estate-owned and foreclosed property expense, accounting for troubled debt restructurings, accounting for the accrual of interest on seriously delinquent loans, and accounting for reverse mortgages.

These issues have been previously reviewed with our regulator, Office of Federal Housing Enterprise Oversight (OFHEO), and based on our current view of these errors, we believe we continue to meet our regulatory capital requirements as well as the 30 percent surplus over our minimum requirement set forth in our September 27, 2004 agreement with the OFHEO.

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Fannie Mae is a New York Stock Exchange Company. It operates pursuant to a federal charter. Fannie Mae has pledged through its American Dream Commitment to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.